Exhibit 99.1

Oragenics Enters into Licensing Agreement with the National Research Council of Canada, to Pursue the Rapid Development of Next-Generation SARS-CoV-2 Vaccines

●	Agreement provides Oragenics with antigen expression cell line technology capable of producing spike proteins within six to eight weeks of gene sequence definition
●	Technology includes the ability to engineer vaccine antigens against SARS-CoV-2 including Wuhan, South African (beta) and other emerging variants of concern

TAMPA, Fla. (July 27, 2021) – Oragenics, Inc. (NYSE American: OGEN) today announced it has entered into a licensing agreement with the National Research Council of Canada (NRC) that will enable Oragenics to pursue the rapid development of next-generation vaccines against the SARS-CoV-2 virus and its variants. The NRC technologies, in combination with the U.S. National Institutes of Health (NIH) elements found in the Company’s Terra CoV-2 vaccine, provide Oragenics with a platform that can generate cell lines for high-yield production of spike protein antigens for existing and emerging variants of concern. This platform should allow production of cell lines within six to eight weeks of spike gene sequence availability, compared with six to nine months for traditional production of such cell lines. The NRC technologies, developed with support from the NRC’s Pandemic Response Challenge Program, will expedite the evaluation of SARS-CoV-2 antigen candidates in preclinical and clinical studies.

“Entering into this licensing agreement as well as a separate material transfer agreement with the NRC are expected to have a profound, positive impact on our company’s strategic direction and we look forward to pursuing the development of next-generation vaccines against SARS-CoV-2,” said Frederick W. Telling, Ph.D., Oragenics’ Executive Chairman. “We believe the combination of our previously licensed NIH technology with the NRC’s swift expression platform will accelerate design of new vaccine candidates that benefit from the hybrid NIH/NRC constructs. This license enables us to jumpstart IND-enabling animal studies with supplies of spike proteins to address the wild-type Wuhan virus as well as the Beta (B.1.351 or “South African”) variant that is currently of global concern among public health professionals. Preclinical studies started in June through our collaboration with the NRC. We initiated an immunogenicity study in mice to evaluate several adjuvant candidates. This study will allow for down-selection of the adjuvant candidates, with the best being advanced into a hamster challenge study to assess inhibition of viral replication and an IND-enabling GLP toxicology study.”

Dr. Telling added, “With respect to our potential future competitive positioning against currently available SARS-CoV-2 vaccines, we believe the licensed technologies will improve development speed, while the ability to rapidly engineer new vaccine antigens will permit us to quickly address new variants as they arise. In addition, our agreement with Biodextris for an intranasal adjuvant is expected to complement our intramuscular administration options and should position Oragenics with several antigen-adjuvant options in the event that SARS-CoV-2 become a seasonal flu-like disease, as many experts anticipate will be the case.”

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases including coronaviruses and multidrug-resistant organisms. Its lead product is Terra CoV-2, a vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The Terra CoV-2 program leverages coronavirus spike protein research licensed from the NIH and the NRC with a focus on addressing supply-chain challenges, and offering more patient-friendly administration, such as intranasal. Its lantibiotics program features a novel class of antibiotics against infectious diseases that have developed resistance to commercial antibiotics.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of Terra CoV-2 and lantibiotics under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine product candidate, Terra CoV-2 and our lantibiotics, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to Terra CoV-2 and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of Terra CoV-2 to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to administration, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CONTACTS

Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

or

LHA Investor Relations

Kim Golodetz

212-838-3777

kgolodetz@lhai.com

# # #